Exhibit (4)(ii)

EXHIBIT (4)(ii)

IDIVIDUAL FLEXIBLE PREMIUM DEFERRED INDEX-LINKED ANNUITY CONTRACT DATA PAGE

SECTION 2 – POLICY DATA

Policy Information

Policy Number:	12345

Policy Date:	September 1, 2020

Allocation Date:	September 8, 2020

Income Tax Status of the Policy:	Non-Qualified

Initial Premium Payment:	$10,000.00

Last Available Annuity Commencement Date:	September 1, 2084

Death Benefit Option:	Policy Value

Annuitant Information

Annuitant:	John Doe

Annuitant’s Issue Age/Sex:	35 / Male

Owner(s) Information

Owner:	John Doe

Issue Age/Sex:	35 / Male

Joint Owner:	Jane Doe

Issue Age/Sex:	35 / Female

Rate Information for Fixed Holding Account and Fixed Account

Fixed Holding Account Initial Effective Interest Rate:	0.25%

Fixed Account Initial Guaranteed Effective 1-Year Annual Interest Rate:	0.25%

Guaranteed Minimum Effective Annual Interest Rate:*	0.25%

*	This rate will not change for the life of the policy.

SECTION 2 – POLICY DATA (continued)

Rate Information for Minimum Nonforfeiture Interest Rate

Minimum Nonforfeiture Interest Rate:**	1.00%

**

This rate applies for the life of the policy. This rate is used in the calculation of Your Minimum Required Cash Value. Your Minimum Required Cash Value reflects a 12.50% reduction in premiums and a $50 annual expense allowance.

Minimum Premium Payments

Minimum Initial Premium Payment:	Non-Qualified – $25,000 Qualified – $25,000
Minimum Subsequent Premium Payment:	$50

Maximum Premium Payments (without prior Company Approval)

	Issue Age 0-70*	Issue Age 71+*
Total during the 1st Policy Year:	$1,000,000	$500,000
Total during each Policy Year After 1st Policy Anniversary:	Non-Qualified - $25,000 Qualified – Lesser of $60,000 or IRS Contribution limit	Non-Qualified - $25,000 Qualified – Lesser of $60,000 or IRS Contribution limit
Cumulative Maximum Premiums:	$1,000,000	$500,000

*	Issue Age is the Annuitant’s age.

Withdrawal/Surrender Charges

Surrender Charge-Free Percentage:	10%

Number of Years Since Premium Payment Date:	0-1	1-2	2-3	3-4	4-5	5-6	6+

Charge (% of Premium Withdrawn or Surrendered):	8%	8%	7%	6%	5%	4%	0%

The amount paid on Surrender will never be less than the greater of the following amounts:

a.	Cash Value described in Section 5; or

b.	Minimum Required Cash Value.

SECTION 2 – POLICY DATA (continued)

Service Charge

Service Charge at the Time of Issue:	$0.00
Maximum Annual Service Charge:	$0.00

The Company may waive some or all of Your Service Charge each year based on Your Policy Value or Premium Payments made at the time a Service Charge is assessed.

If Your Policy Value or sum of Premium Payments minus all withdrawals equals or exceeds:

$100,000   =   up to a $35 fee waiver

Guaranteed Minimum Death Benefit Fee

Death Benefit Fee:	0.05%

SECTION 2 – POLICY DATA (continued)

Index Account(s)

The current Index Account Option(s), Indices, Crediting Periods and Index features You elected are shown below and are only applicable for the initial Crediting Period. Subsequent options, rates, fees (if any), and features are subject to change as described in the Contract. See applicable Index Account Rider(s) for details.

Basic Index Account Rider

Growth Opportunity: Cap

Index	Crediting Period	Downside Protection Rate	Growth Opportunity Guaranteed Minimum Rate*
Fidelity World Factor Leaders IndexSM	1 Year	Buffer 10%	1.50% / 1.00%
S&P 500®	1 Year	Floor -10%	1.50% / 1.00%

*	The first rate listed is the Value Trigger + Rate; the second rate listed is the Value Trigger + Participation Rate.
*	The first rate listed is the Accelerated Tiered Participation Rate; the second rate listed is the Accelerated Tiered Participation Level.
*	The first rate listed is the Cap Rate; the second rate listed is the maximum difference of the Cap+ Accelerator Rate and the Cap Rate.

Growth Opportunity: Credit Advantage Cap

Index	Crediting Period	Downside Protection Rate	Credit Advantage Fee*	Growth Opportunity Guaranteed Minimum Rate**
Fidelity World Factor Leaders IndexSM	1 Year	Buffer 15%	1.25%	1.50% / 1.00%
S&P 500®	1 Year	Floor -10%	1.25%	1.50% / 1.00%

*	The Credit Advantage Fee annual percentage may change at the beginning of any new Crediting Period, but will never be greater than 3.00%.
**	The first rate listed is the Value Trigger + Rate; the second rate listed is the Value Trigger + Participation Rate.
**	The first rate listed is the Accelerated Tiered Participation Rate; the second rate listed is the Accelerated Tiered Participation Level.
**	The first rate listed is the Cap Rate; the second rate listed is the maximum difference of the Cap+ Accelerator Rate and the Cap Rate.

Best Entry Index Account Rider

Index:	Fidelity World Factor Leaders IndexSM
Crediting Period:	6 Year
Growth Opportunity Guaranteed Minimum Rate:	Cap 1.00%
Downside Protection Rate:	Buffer 10%
Number of Observation Day(s):	6
Observation Frequency:	Monthly
Best Entry Reset Threshold:	-5%
Best Entry Reset Maximum:	-20%
Credit Advantage Fee*:	1.25%

*	The Credit Advantage Fee annual percentage may change at the beginning of any new Crediting Period, but will never be greater than 3.00%.

SECTION 2 – POLICY DATA (continued)

Index:	Fidelity World Factor Leaders IndexSM

The Fidelity World Factor Leaders IndexSM 0.5% AR (the “Index”) is an equity index, offering exposure to US and Developed non-US companies with attractive valuations, high quality profiles, positive momentum signals and lower volatility than the broader world market. The Index is a trademark of Fidelity Product Services LLC (“FPS”) and has been licensed for use for certain purposes by Transamerica Life Insurance Company (TLIC) on behalf of Transamerica Structured Index AdvantageSM Annuity. The Index is the exclusive property of FPS and is made and compiled without regard to the needs, including, but not limited to, the suitability needs, of TLIC, the Transamerica Structured Index AdvantageSM Annuity, or the Transamerica Structured Index AdvantageSM Annuity contract owners. The Transamerica Structured Index AdvantageSM Annuity is not sold, sponsored, endorsed or promoted by FPS or any other party involved in, or related to, making or compiling the Index.

FPS does not make any warranty or representation as to the accuracy, completeness, or availability of the Index or information included in the Index and shall have no responsibility or liability for the impact of any inaccuracy, incompleteness, or unavailability of the Index or such information. Neither FPS nor any other party involved in, or related to, making or compiling the Index makes any representation or warranty, express or implied, to the Transamerica Structured Index AdvantageSM Annuity contract owner, TLIC, or any member of the public regarding the advisability of purchasing annuities generally or the Transamerica Structured Index AdvantageSM Annuity particularly, the legality of the Transamerica Structured Index AdvantageSM Annuity under applicable federal securities, state insurance and tax laws, the ability of the Transamerica Structured Index AdvantageSM Annuity to track the performance of the Index, any other index or benchmark or general market or other asset class performance, or the results, including, but not limited to, performance results, to be obtained by TLIC, the Transamerica Structured Index AdvantageSM Annuity, Transamerica Structured Index AdvantageSM Annuity contract owners, or any other person or entity. FPS does not provide investment advice to TLIC with respect to the Transamerica Structured Index AdvantageSM Annuity, to the Transamerica Structured Index AdvantageSM Annuity, or to Transamerica Structured Index AdvantageSM Annuity contract owners. TLIC exercises sole discretion in determining whether and how the Transamerica Structured Index AdvantageSM Annuity will be linked to the value of the Index. FPS does not provide investment advice to the Transamerica Structured Index AdvantageSM Annuity, the Transamerica Structured Index AdvantageSM Annuity contract owners, or any other person or entity with respect to the Index and in no event shall any Transamerica Structured Index AdvantageSM Annuity contract owner be deemed to be a client of FPS.

Neither FPS nor any other party involved in, or related to, making or compiling the Index has any obligation to continue to provide the Index to TLIC with respect to the Transamerica Structured Index AdvantageSM Annuity. In the event that the Index is no longer available to the Transamerica Structured Index AdvantageSM Annuity or Transamerica Structured Index AdvantageSM Annuity contract owners, TLIC may seek to replace the Index with another suitable index, although there can be no assurance that one will be available.

FPS disclaims all warranties, express or implied, including all warranties of merchantability or fitness for a particular purpose or use. FPS shall have no responsibility or liability with respect to the annuity.

SECTION 2 – POLICY DATA (continued)

Index:	S&P 500®

The S&P 500® Index is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed for use by Transamerica Life Insurance Company (TLIC). Standard & Poor’s®, S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by TLIC. Transamerica Structured AdvantageSM Annuity are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Transamerica Structured AdvantageSM Annuity or any member of the public regarding the advisability of investing in securities generally or in Transamerica Structured AdvantageSM Annuity particularly or the ability of the S&P 500® Index to track general market performance. S&P Dow Jones Indices’ only relationship to TLIC with respect to the S&P 500® Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices or its licensors. The S&P 500® Index is determined, composed and calculated by S&P Dow Jones Indices without regard to TLIC or the Transamerica Structured AdvantageSM Annuity. S&P Dow Jones Indices have no obligation to take the needs of TLIC or the owners of Transamerica Structured AdvantageSM Annuity into consideration in determining, composing or calculating the S&P 500® Index. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of Transamerica Structured AdvantageSM Annuity or the timing of the issuance or sale of Transamerica Structured AdvantageSM Annuity or in the determination or calculation of the equation by which Transamerica Structured AdvantageSM Annuity is to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of Transamerica Structured AdvantageSM Annuity. There is no assurance that investment products based on the S&P 500® Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to Transamerica Structured AdvantageSM Annuity currently being issued by TLIC, but which may be similar to and competitive with Transamerica Structured AdvantageSM Annuity. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the S&P 500® Index.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY TLIC, OWNERS OF THE TRANSAMERICA STRUCTURED ADVANTAGESM ANNUITY OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND TLIC OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.